Exhibit 99.1

ELECTROMED, INC.
Creating superior care through innovation®

FOR IMMEDIATE RELEASE

Contact:
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah
Director of Strategic Marketing
The Event Group, Incorporated
763-548-1304
pankti.shah@eventshows.com

ELECTROMED, INC. REPORTS 2011 FIRST QUARTER RESULTS
29% Increase in First Quarter Revenue Compared to Prior Year

New Prague, Minnesota – November 15, 2010 – Electromed, Inc. (NASDAQ: ELMD) today announced financial results for the three months ended September 30, 2010. Net revenues for the three months ended September 30, 2010 were approximately $4,165,000, a 29% increase compared to net revenues of approximately $3,228,000 for the same period last year. The Company also announced for the three months ended September 30, 2010 net income of approximately $112,000, or $0.02 per basic and diluted share. These results represent a decrease over the reported net income of $335,737, or $0.06 and $0.05 per basic and diluted share, respectively, for the same period last year. The reduction primarily resulted from increases in expenses designed to develop, support, and maintain a higher sales level.

Gross profit increased to approximately $3,003,000, or 72.1% of net revenues, for the three months ended September 30, 2010, from approximately $2,501,000, or 77.5% of net revenues in the three month period ended September 30, 2009. The increase in gross profit dollars resulted primarily from the increase in sales volume. The decrease in gross profit percentage was primarily the result of lower than average reimbursement from the mix of referrals during the three month period. Factors such as diagnoses which are not assured of reimbursement and insurance programs with lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis and tend to fluctuate on a quarterly basis. The Company’s management does not believe the results of the quarter ended September 30, 2010 are indicative of a long-term decrease in margins.

Electromed, Inc.

Three-Month Results as of September 30, 2010

Operating expenses for the three month period ended September 30, 2010 increased by approximately $875,400, to $2,756,000, compared to the same period last year. These planned increases resulted from higher payroll and compensation-related expenses related to adding employees to support sales and marketing initiatives, patient training costs related to a higher sales volume, and trade show expenses related to the Company’s Annual Sales Meeting occurring in the first quarter of fiscal 2011, compared to the second quarter of fiscal 2010. Additionally, the Company continued to focus on research and development efforts, resulting in research and development expenses of approximately $198,000 in the first quarter of fiscal 2011 compared to approximately $115,000 for the same period last year.

Total cash increased to approximately $6,016,000 as of September 30, 2010. For the three months ended September 30, 2010, cash provided by financing activities was approximately $5,760,000, consisting of approximately $7,600,000 gross proceeds from the issuance of common stock in the Company’s initial public offering, offset by approximately $1,230,000 of offering expenses incurred during the fiscal quarter, payments on the Company’s revolving credit line of $500,000, and principal payments on long-term debt of approximately $105,000. An aggregate of $294,000 was used for investing activities during the first fiscal quarter, including $196,000 relating to defense of the SmartVest® trademark and $98,000 for the purchase of property and equipment. On September 30, 2010, the Company reached a confidential settlement in a trademark infringement lawsuit brought against it by Hill-Rom Services, Inc., Advanced Respiratory, Inc., Hill-Rom Company, Inc., and Hill-Rom Services Pte. Ltd. (collectively, “Hill-Rom”), regarding the Company’s use of the term “SmartVest®.” The terms of the settlement agreement are confidential. The Company has no plans to change its marks. The company expects that the settlement will result in a decrease in expenses relating to litigation defense.

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.

Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. The forward-looking statements in this release include the company’s expectations relating to gross margins, litigation expense and continued use of the SmartVest® mark, and can generally otherwise be identified by the words “believe,” “expect,”

Electromed, Inc.

Three-Month Results as of September 30, 2010

“anticipate” or “intend” or similar words. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, our ability to successfully implement our marketing and sales strategies, the risk that we may be party to infringement actions in the future (although at this time we are not aware of any undisclosed actual or threatened litigation that would have a material adverse effect on our financial condition or results of operations), as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	September 30 2010	June 30 2010
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,015,773	$610,727
Accounts receivable (net of allowances for doubtful accounts of $45,000)	7,047,718	6,577,002
Inventories	1,435,045	1,470,775
Prepaid expenses and other current assets	338,794	269,193
Deferred income taxes	514,000	514,000
Total current assets	15,351,330	9,441,697
Property and equipment, net	2,733,898	2,688,941
Finite-life intangible assets, net	1,305,293	1,055,776
Deferred common stock offering costs	—	828,034
Other assets	146,673	128,789
Total assets	$19,537,194	$14,143,237

Liabilities and Stockholders’ Equity
Current Liabilities
Revolving line of credit	$1,268,128	$1,768,128
Current maturities of long-term debt	400,111	397,886
Accounts payable	930,921	1,239,827
Accrued compensation	676,212	665,083
Warranty reserve	389,754	363,277
Other accrued liabilities	185,357	60,308
Income tax payable	52,291	7,789
Total current liabilities	3,902,774	4,502,298
Long-term debt, less current maturities	1,925,673	2,033,325
Deferred income taxes	145,000	145,000
Total liabilities	5,973,447	6,680,623

Commitments and Contingencies

Stockholders’ Equity
Electromed, Inc. stockholders’ equity:
Common stock, $0.01 par value; authorized: 10,000,000 shares; issued and outstanding: 8,087,885 and 6,187,885 shares, respectively	80,879	61,879
Additional paid-in capital	12,655,425	6,685,362
Retained earnings	909,943	797,873
Common stock subscriptions receivable for shares outstanding of 48,500	(82,500)	(82,500)
Total stockholders’ equity	13,563,747	7,462,614
Total liabilities and stockholders’ equity	$19,537,194	$14,143,237

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Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,
	2010	2009

Net revenues	$4,165,429	$3,228,120
Cost of revenues	1,161,947	727,100
Gross profit	3,003,482	2,501,020

Operating expenses
Selling, general and administrative	2,557,338	1,764,858
Research and development	198,386	115,466
Total operating expenses	2,755,724	1,880,324
Operating income	247,758	620,696
Interest expense, net of interest income of $1,971and $1,196 respectively	59,688	67,440
Net income before income taxes	188,070	553,256

Income tax expense	(76,000)	(211,000)
Net income	112,070	342,256
Less: Net income attributable to noncontrolling interest	―	(6,519)
Net income attributable to Electromed, Inc.	$112,070	$335,737

Earnings per share attributable to Electromed, Inc. common shareholders:
Basic	$0.02	$0.06
Diluted	$0.02	$0.05

Weighted-average Electromed, Inc. common shares outstanding:
Basic	6,986,798	6,057,883
Diluted	7,002,904	6,116,489

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Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Three Months Ended September 30,
	2010	2009
Cash Flows From Operating Activities
Net income	$112,070	$342,256
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	78,684	79,241
Amortization of finite-life intangible assets	25,721	4,832
Amortization of debt issuance costs	13,408	2,504
Share-based compensation expense	42,900	39,173
Deferred income taxes	―	(78,000)
Loss on disposal of property and equipment	2,385	1,302
Issuance of common stock for payment of services	―	22,500
Changes in operating assets and liabilities:
Accounts receivable	(470,716)	(253,459)
Inventories	35,730	(129,979)
Prepaid expenses and other assets	(96,234)	(63,948)
Accounts payable and accrued liabilities	194,943	89,198
Net cash provided by (used in) operating activities	(61,109)	55,620

Cash Flows From Investing Activities
Expenditures for property and equipment	(97,544)	(25,138)
Expenditures for finite-life intangible assets	(196,332)	―
Net cash used in investing activities	(293,876)	(25,138)

Cash Flows From Financing Activities
Payments on revolving line of credit	(500,000)	―
Principal payments on long-term debt including capital lease obligations	(105,428)	(99,459)
Payments of deferred financing fees	(4,659)	―
Proceeds from sales of 1.9 million shares of common stock, net of offering costs of $1,229,882	6,370,118	―
Proceeds from warrant exercises	―	49,333
Proceeds from subscription notes receivable	―	7,500
Net cash provided by (used in) financing activities	5,760,031	(42,626)
Net increase (decrease) in cash and cash equivalents	5,405,046	(12,144)
Cash and cash equivalents
Beginning of period	610,727	361,916
End of period	$6,015,773	$349,772

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